Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FOURTH QUARTER 2013 DIVIDEND OF $0.38 PER SHARE

AND TWO ADDITIONAL DIVIDENDS OF $0.05 PER SHARE
AND ANNOUNCES SEPTEMBER 30, 2013 FINANCIAL RESULTS

FOURTH QUARTER 2013 DIVIDEND AND TWO ADDITIONAL DIVIDENDS DECLARED

New York, NY —November 5, 2013— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared the following dividends: (i) a fourth quarter dividend of $0.38 per share payable on December 31, 2013 to stockholders of record as of December 16, 2013, (ii) an additional dividend of $0.05 per share payable on December 31, 2013 to stockholders of record as of December 16, 2013 and (iii) another additional dividend of $0.05 per share payable on March 28, 2014 to stockholders of record as of March 14, 2014. Payment of the additional March 2014 dividend is subject to the satisfaction of certain Maryland law requirements.

SEPTEMBER 30, 2013 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2013.

HIGHLIGHTS

Financial

	Q3-13		Q3-12
(in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS (2)		$0.48		$0.42
Net investment income	$126.2	$0.47	$89.5	$0.39
Net realized gains	$9.0	$0.03	$27.7	$0.12
Net unrealized gains	$5.6	$0.02	$19.4	$0.08
GAAP net income	$140.8	$0.52	$136.6	$0.59
Dividends declared (3)		$0.38		$0.43

	As of September 30,
(in millions, except per share data)	2013	2012
Portfolio investments at fair value	$7,385.3	$5,936.2
Total assets	$7,754.1	$6,301.2
Stockholders’ equity	$4,392.4	$3,908.7
Net assets per share	$16.35	$15.74

(1) All per share amounts are basic and diluted.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3) For the three months ended September 30, 2012, the dividends declared include an additional dividend of $0.05 per share.

Portfolio Activity

(dollar amounts in millions)	Q3-13	Q3-12
Portfolio Activity During the Period:
Gross commitments	$1,132.0	$1,022.3
Exits of commitments	$391.1	$652.6

Portfolio as of the End of the Period:
Number of portfolio company investments	175	153
Weighted average yield of debt and other income producing securities:
At amortized cost(3)	10.6%	11.6%
At fair value(4)	10.5%	11.4%
Weighted average yield on total investments:
At amortized cost(5)	9.6%	10.3%
At fair value(6)	9.5%	10.2%

(3)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(4)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(5)        Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(6)         Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

THIRD QUARTER 2013 OPERATING RESULTS

For the quarter ended September 30, 2013, Ares Capital reported GAAP net income of $140.8 million or $0.52 per share (basic and diluted), Core EPS(2) of $0.48 per share (basic and diluted), net investment income of $126.2 million, or $0.47 per share (basic and diluted), and net realized and unrealized gains of $14.6 million or $0.05 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2013, total assets were $7.8 billion, stockholders’ equity was $4.4 billion and net asset value per share was $16.35.

In the third quarter of 2013, Ares Capital made approximately $1,132.0 million in new commitments, including commitments to 14 new portfolio companies, three existing portfolio companies and eight additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, all were sponsored transactions.  As of September 30, 2013, 111 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,132.0 million in new commitments made during the third quarter of 2013, approximately 67% were in first lien senior secured debt, 20% were in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP, 12% were in second lien senior secured debt and 1% were in other equity securities.  Of these commitments, 95% were in floating rate debt securities, 79% of which contained interest rate floors, and the remaining 21% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors.  We may seek to syndicate a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

During the third quarter of 2013, significant new commitments included:

•                  $221 million in the subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans to eight portfolio companies in a variety of industries;

•                  $188 million in first lien senior secured revolving and term loans and equity of a web and mobile cloud performance testing and monitoring service provider;

•                  $100 million in a first lien senior secured delayed draw term loan of a gas turbine power generation facilities operator;

•                  $96 million in first lien senior secured revolving, delayed draw and term loans and second lien senior secured delayed draw and term loans of a dialysis provider;

•                  $95 million in first lien senior secured revolving and term loans of a chemical producer;

•                  $92 million in a first lien senior secured term loan of a gas turbine power generation facilities operator;

•                  $78 million in a second lien senior secured term loan of an outsourced mobile diagnostic healthcare service provider; and

•                  $58 million in first lien senior secured revolving, delayed draw and term loans of a provider of transportation systems products to the traffic and rail industries.

Also during the third quarter of 2013, Ares Capital exited approximately $391.1 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at September 30, 2013 was $7.4 billion, including $6.7 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 45% of first lien loans, 19% of second lien loans, 22% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 3% of senior subordinated debt securities, 3% of preferred equity securities and 8% of other equity and other securities. As of September 30, 2013, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.5%(3) (10.6% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.5%(5) (9.6% at amortized cost(6)), and 82% of the total investments at fair value were in floating rate securities.

Chief Executive Officer Michael Arougheti commented, “We reported record third quarter core earnings, reflecting the growth in our investment portfolio, an increase in our net interest and dividend margin and continued strong investment performance.  Our portfolio continued to perform well with net realized and unrealized gains during the third quarter and non-accruals remaining near five-year lows.  Based upon our performance and our level of excess undistributed earnings, we are pleased to declare a fourth quarter dividend of $0.38 per share and two additional dividends of $0.05 per share each, the first to be paid in December and the second in March of 2014.”

President Kipp deVeer added, “Our market was relatively healthy during the third quarter, allowing us to be quite active with $1.1 billion in new investment commitments and $741 million in net commitments.  We continued to use our competitive advantages in origination, which drove the addition of a select group of attractive new borrowers to our portfolio.  Our investment backlog and pipeline is strong with a continued focus on floating rate, senior loans in defensively positioned companies.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. Our investment adviser grades the investments in our portfolio at least each quarter and it is possible that the grade of a portfolio investment may be reduced or increased over time.

As of September 30, 2013, the weighted average grade of the investments in our portfolio at fair value was 3.0. Also, as of September 30, 2013, loans on non-accrual status represented 2.0% of total investments at amortized cost (or 1.1% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2013, Ares Capital had $135.5 million in cash and cash equivalents and $3.2 billion in aggregate principal amount of debt outstanding ($3.1 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $1.1 billion available for additional borrowings under its existing credit facilities as of September 30, 2013.

In July 2013, we issued $300 million aggregate principal amount of unsecured convertible senior notes that mature on January 15, 2019 (the “2019 Convertible Notes”), unless previously converted or repurchased in accordance with their terms. We do not have the right to redeem the 2019 Convertible Notes prior to maturity. The 2019 Convertible Notes bear interest at a rate of 4.375% per year, payable semi-annually commencing on January 15, 2014. In certain circumstances, the 2019 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of our common stock, at our election, at an initial conversion rate of 49.6044 shares of common stock per one thousand dollar principal amount of the 2019 Convertible Notes, which was equivalent to an initial conversion price of approximately $20.16 per share of our common stock, subject to customary anti-dilution adjustments. The initial conversion price was approximately 15% above the $17.53 per share closing price of our common stock on July 15, 2013.

In the third quarter of 2013, we increased total commitments to our senior secured revolving credit facility (the “Revolving Credit Facility”) from $930 million to $1,035 million.

THIRD QUARTER 2013 DIVIDEND

For the three months ended September 30, 2013, Ares Capital declared a dividend on August 6, 2013 of $0.38 per share for a total of approximately $101.9 million. The record date for the dividend was September 16, 2013 and the dividend was paid on September 30, 2013.

RECENT DEVELOPMENTS

In October 2013, we completed a public equity offering (the “October 2013 Offering”) pursuant to which we sold 12,650,000 shares of common stock at a price of $16.98 per share to the participating underwriters. Total proceeds from the October 2013 Offering, net of estimated offering expenses payable by us, were approximately $214.2 million. We used the net proceeds of the October 2013 Offering to repay certain outstanding indebtedness under our debt facilities and for general corporate purposes, which included investing in portfolio companies in accordance with our investment objective.

In October 2013, we increased total commitments of the Revolving Credit Facility from $1,035 million to $1,060 million.

In November 2013, the SSLP’s total available capital was increased from $9.0 billion to $11.0 billion.  In connection with this expansion, GE agreed to make available to the SSLP up to approximately $8.7 billion and we agreed to make available to the SSLP up to approximately $2.3 billion.  Investment of any unfunded amount must be approved by an investment committee of the SSLP consisting of representatives of Ares Capital and GE (with approval from a representative of each required).

From October 1, 2013 through October 31, 2013, we made new investment commitments of $211 million, of which $200 million were funded. Of these new commitments, 47% were in senior subordinated debt, 36% were in first lien senior secured loans, 16% were investments in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP and 1% were in other equity securities. Of the $211 million of new investment commitments, 52% were floating rate, 47% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.6%. We may seek to syndicate a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From October 1, 2013 through October 31, 2013, we exited $91 million of investment commitments. Of these investment commitments, 76% were first lien senior secured loans, 14% were investments in subordinated certificates of the SSLP, 5% were second lien senior secured loans, 3% were other equity securities, 1% were preferred equity securities and 1% were senior subordinated debt. Of the $91 million of exited investment commitments, 88% were floating rate, 5% were on non-accrual status, 4% were non-interest bearing and 3% were fixed rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.4%. On the $91 million of investment commitments exited from October 1, 2013 through October 31, 2013, we recognized total net realized gains of approximately $1 million.

In addition, as of October 31, 2013, we had an investment backlog and pipeline of approximately $390 million and $930 million, respectively. Investment backlog includes transactions approved by our investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore we believe are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, we may syndicate a portion of these investments and certain of these investments may result in the repayment of existing investments. We cannot assure you that we will make any of these investments or that we will syndicate any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, November 5, 2013, at 12:00 p.m. (ET) to discuss its financial results for the second quarter ended September 30, 2013. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 6197392 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 18, 2013 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10034529.  An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $68 billion of committed capital under management as of September 30, 2013. For more information, visit http://www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl Drake
Ares Capital Corporation
888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except per share data)

	As of
	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $7,277,712 and $5,823,451, respectively)	$7,385,285	$5,924,555
Cash and cash equivalents	135,487	269,043
Interest receivable	120,503	108,998
Receivable for open trades	13,121	131
Other assets	99,749	98,497
Total assets	$7,754,145	$6,401,224
LIABILITIES
Debt	$3,137,883	$2,195,872
Management and incentive fees payable	136,196	131,585
Accounts payable and other liabilities	58,202	53,178
Interest and facility fees payable	28,860	30,603
Payable for open trades	648	1,640
Total liabilities	3,361,789	2,412,878
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized, 268,596 and 248,653 common shares issued and outstanding, respectively	269	249
Capital in excess of par value	4,465,173	4,117,517
Accumulated overdistributed net investment income	(7,317)	(27,910)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(173,342)	(202,614)
Net unrealized gain on investments	107,573	101,104
Total stockholders’ equity	4,392,356	3,988,346
Total liabilities and stockholders’ equity	$7,754,145	$6,401,224
NET ASSETS PER SHARE	$16.35	$16.04

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest income from investments	$169,623	$144,638	$471,769	$415,565
Capital structuring service fees	31,555	29,575	61,695	68,502
Dividend income	34,848	9,400	82,715	27,557
Management and other fees	5,384	4,707	14,875	14,151
Other income	5,391	2,252	16,925	10,090
Total investment income	246,801	190,572	647,979	535,865

EXPENSES:
Interest and credit facility fees	44,424	35,702	124,032	103,496
Base management fees	27,467	22,316	75,587	63,113
Incentive fees	35,199	34,139	88,658	83,258
Professional fees	3,143	1,923	10,023	9,157
Administrative fees	3,346	2,269	8,544	6,806
Other general and administrative	3,009	2,726	10,525	8,001
Total expenses	116,588	99,075	317,369	273,831
NET INVESTMENT INCOME BEFORE INCOME TAXES	130,213	91,497	330,610	262,034
Income tax expense, including excise tax	3,991	2,037	11,714	7,635
NET INVESTMENT INCOME	126,222	89,460	318,896	254,399
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS:
Net realized gains (losses)	8,946	27,667	29,272	(18,901)
Net unrealized gains	5,629	19,428	6,469	100,214
Net realized and unrealized gains on investments	14,575	47,095	35,741	81,313
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	(2,678)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$140,797	$136,555	$354,637	$333,034
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.52	$0.59	$1.36	$1.49
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	268,312	233,126	261,120	224,049

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended September 30, 2013 and 2012 are provided below.

	For the three months ended September 30,
	2013 (unaudited)	2012 (unaudited)
Basic and diluted Core EPS(1)	$0.48	$0.42
Net realized and unrealized gains	0.05	0.20
Incentive fees attributed to net realized and unrealized gains and losses	(0.01)	(0.03)
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.52	$0.59

(1)         Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.